Bankwell Announces New CFO New Canaan, Conn- Courtney E. Sacchetti has been appointed to Executive Vice President, Chief Financial Officer at Bankwell, effective January 1, 2023, announced Christopher R. Gruseke, President and CEO of Bankwell and its parent company, Bankwell Financial Group. In her new capacity, Ms. Sacchetti will join Bankwell’s Executive Team and report to Mr. Gruseke. Ms. Sacchetti has served for the past six years as Director of Financial Planning & Analysis for the Company. She began her career at GE Capital in the Financial Management Program (FMP) and held various finance and regulatory positions of increasing responsibility over her 18-year career at that company. Mr. Gruseke stated, “An exceptional performer and contributor to Bankwell, Courtney has demonstrated her ability to succeed, and she will ensure a smooth and seamless transition into the role of CFO. We are excited to welcome Courtney to the management team.” “I am excited about my new role and responsibilities. I look forward to continuing to play a part in the company’s ongoing success,” said Ms. Sacchetti. Ms. Sacchetti resides in Stamford, CT with her husband. Bankwell is a high performing commercial bank with assets in excess of $2.7 billion, and a comprehensive suite of banking solutions for commercial, small business and consumer clients. Bankwell was founded on the principles of providing an exceptional banking experience and adding value to the communities it serves. More about Bankwell can be found at mybankwell.com. Bankwell Financial Group, Inc. Laura Waitz, Executive Vice President and Chief Operating Officer 203-652-0166